Exhibit 10.116

SUPPLEMENTAL RECOURSE LIABILITY AGREEMENT

This SUPPLEMENTAL RECOURSE LIABILITY AGREEMENT (this “Agreement”), is made as of December 15, 2011 by KBS DEBT HOLDINGS, LLC, a Delaware limited liability company, having an address at c/o KBS Capital Advisors LLC, 620 Newport Center Drive, Suite 1300, Newport Beach, California 92660 (“Guarantor”), to and for the benefit of PB CAPITAL CORPORATION, a Delaware corporation, having an address at 230 Park Avenue, 19th Floor, New York, New York 10169, as agent (in such capacity, “Agent”) for Lenders as more particularly set forth in the Loan Agreement (as hereinafter defined) and Lenders. All capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.
W I T N E S S E T H:
WHEREAS, First States Investors 3300 B, L.P., a Delaware limited partnership (“Borrower”) requested that Lenders make, and Agent administer, a loan in the original principal amount of $240,000,000 to Borrower (the “Loan”) pursuant to that certain Loan Agreement dated as of April 1, 2008 (the “Original Closing Date”), among Borrower, Agent and Lenders, as amended by that certain First Amendment to Loan Agreement dated as of August 22, 2008 (as so amended, the “Existing Loan Agreement”), and as further amended by that certain Omnibus Amendment and Reaffirmation of Loan Documents dated as of the date hereof (the Existing Loan Agreement, as so amended, and as the same may from time to time be further amended, supplemented, restated, converted, restructured, refinanced, extended, replaced, waived, cross-collateralized, renewed or otherwise modified in accordance with the terms of the Loan Documents, the “Loan Agreement”), which Loan is evidenced by that certain Promissory Note (the “Note”) dated as of the Original Closing Date in the same amount by Borrower to Agent and initially secured by, inter alia, those certain mortgages, deeds of trust and deeds to secure debt (each, a “Mortgage”, and collectively, the “Mortgages”) dated as of the Original Closing Date by Borrower in favor of Agent encumbering, inter alia, forty-eight (48) parcels of real property and the improvements therein, which are located at the respective addresses set forth on Exhibit A of the Loan Agreement (each a “Property” and collectively, the “Properties”);
WHEREAS, in connection with the Loan, Gramercy Capital Corp. (“Original Guarantor”), previously an Affiliate of Borrower, executed and delivered, inter alia, that certain Recourse Liability Agreement dated as of the Original Closing Date in favor of Agent, as amended by that certain Amendment to Recourse Liability Agreement dated as of the date hereof (the “Original Recourse Liability Agreement”);
WHEREAS, pursuant to the terms and conditions set forth in that certain Amended and Restated Senior Mezzanine Loan Agreement (the “Mezzanine Loan Agreement”), dated as of August 22, 2008, among First States Investors B GP, LLC, a Delaware limited liability company, First States Group, L.P., a Delaware limited partnership (“FSG”) and other borrowers named therein (collectively, “Mezzanine Borrowers”), Mezzanine Borrowers obtained a loan in the original principal amount of $500,000,000 (the “Mezzanine Loan”) from Goldman Sachs Mortgage Company, a New York limited partnership (“Goldman”), and Citigroup

Financial Products Inc., a Delaware corporation (“Citi”; and together with Goldman, “Mezzanine Lender”), as the interest in the Mezzanine Loan was subsequently assigned by Goldman and Citi to Guarantor, and as such interest in the Mezzanine Loan was further assigned by Guarantor to KBS Debt Holdings Mezz Holder, LLC, a Delaware limited liability company (“KBS Mezz Holder”), and which Mezzanine Loan is secured and evidenced by, inter alia, certain collateral described in the Mezzanine Loan Agreement and in the Mezzanine Loan Documents;
WHEREAS, KBS GKK Participation Holdings I, LLC (“Participation Holdings I”) and KBS GKK Participation Holdings II, LLC (“Participation Holdings II”; and together with Participation Holdings I, “Participation Holdings”), acquired a participation interest in the Mezzanine Loan pursuant to that certain Participation Agreement dated as of August 22, 2008 between Guarantor, as seller of the participation interests referenced therein, Participation Holdings I, as participant A, and Participation Holdings II, as participant B;
WHEREAS, pursuant to the terms, provisions and conditions set forth in that certain (collectively, as the same have been amended and may be further amended, modified, converted or restructured from time to time after the date hereof, the “Repo Agreements”): (a) Amended and Restated Master Repurchase Agreement, dated as of April 28, 2011, by and between Goldman, as buyer, and Participation Holdings I, as seller; and (b) Amended and Restated Master Repurchase Agreement, dated as of April 28, 2011, by and between Citi, as buyer, and Participation Holdings II, as seller, Participation Holdings has assigned to Mezzanine Lender all of Participation Holdings’ right, title and interest, and granted a precautionary security interest to Mezzanine Lender, in the Transaction Assets and Transaction Asset Items (as such terms are defined in the Repo Agreements), in connection with the arrangement and related obligations existing pursuant to the Repo Agreements (the “Repo Facility”);
WHEREAS, in connection with the Mezzanine Loan, on December 14, 2011, FSG did assign eighty nine percent (89%) of the limited partnership interests in Borrower to KBS Acquisition Sub-Owner 3, LLC, a Delaware limited liability company (“KBS-3”), an Affiliate of Guarantor;
WHEREAS, in connection with the Mezzanine Loan, concurrently herewith, GKK Stars Acquisition LLC, a Delaware limited liability company, will assign one hundred percent (100%) of the beneficial interests in American Financial Realty Trust, a Maryland real estate investment trust (“AFRT”), to KBS Sub-Upper Tier Owner, LLC, a Delaware limited liability company, an Affiliate of Borrower and Guarantor (“KBS Sub-Upper”);
WHEREAS, in connection with the Repo Facility, (a) KBS-3 will pledge its interest in Borrower to Mezzanine Lender and (b) KBS Sub-Upper will pledge its interest in AFRT to Mezzanine Lender;
WHEREAS, as a result of the KBS Assignments and the Repo Pledges, Guarantor will obtain substantial benefits from Lenders maintaining, and Agent administering, the Loan to Borrower; and
WHEREAS, as a condition to Agent and Lenders consenting to the KBS Assignments and the Repo Pledges, Agent and Lenders have required that, inter alia, Guarantor enter into this Agreement in order for Guarantor to indemnify and compensate Agent and Lenders as hereinafter set forth.
NOW, THEREFORE, for and in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged by all parties, Guarantor agrees as follows:
Section 1.Recourse Liability Events. Guarantor hereby irrevocably, unconditionally and absolutely agrees to indemnify and hold harmless Agent and Lenders from and against any and all actual loss, cost, damage (excluding consequential damages), liability or expense, including reasonable attorney’s fees and disbursements, suffered or incurred by Agent or Lenders by reason of the occurrence of any of the Recourse Liability Events; provided, however, that Guarantor shall only be liable for Recourse Liability Events arising and accruing on or after the date hereof.
Section 2.Full Recourse Events. In the event of the occurrence of any Full Recourse Event, Guarantor hereby irrevocably, unconditionally and absolutely agrees to assume and be responsible for the prompt and complete payments of all principal, Interest, Additional Interest and other sums evidenced by the Note or payable under any other Loan Documents. Such assumption and responsibility shall occur automatically upon the occurrence of any Full Recourse Event without further action on the part of any Person; provided, however, that Guarantor shall only be liable for Full Recourse Events arising and accruing on or after the date hereof.
Section 3.Termination. The obligations of Guarantor under this Agreement shall terminate automatically upon the actual and irrevocable receipt by Agent of payment in full of all of the Obligations. Notwithstanding the foregoing, Agent shall promptly execute and deliver an instrument at Guarantor’s sole cost and expense evidencing such termination.
Section 4.Application of Amounts Realized. In the event Agent has caused a foreclosure sale or has otherwise caused a transfer of any Property, Agent shall not be required to apply any net proceeds of any such sale on account of any sums which are the subject of any obligation of Guarantor pursuant to this Agreement unless such net proceeds shall be in excess of the amount which would satisfy in full all of the Obligations (other than obligations of Guarantor arising pursuant to this Agreement), in which case Agent shall apply such excess, if any, on account of any sums which are the obligation of Guarantor pursuant to this Agreement.
Section 5.Default Rate. Any amount payable by Guarantor that is not paid by Guarantor within five (5) Business Days after demand therefor from Agent shall bear interest from the date of such demand at the Default Rate.
Section 6.Financial Covenants. Guarantor hereby covenants and agrees that at all times, the Tangible Net Worth (as hereinafter defined) of Guarantor shall not be less than the Required Net Worth (as hereinafter defined) and the Liquidity of Guarantor shall not be less than the Required Liquidity (as hereinafter defined), in each case on a consolidated basis in accordance with GAAP. For purposes of this Section 6, the following terms are defined as follows:

(a)“Cash or Cash Equivalents” means (i) cash, (ii) marketable securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided, that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one (1) year from the date of acquisition, (iii) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States or any State thereof having, capital, surplus and undivided profits aggregating in excess of $200,000,000, with maturities of not more than one (1) year from the date of acquisition by Guarantor, (iv) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Corporation or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc. and in each case maturing not more than one (1) year after the date of acquisition by Guarantor and (v) investments in money market or mutual funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above.
(b)“Liquidity” shall mean (i) unrestricted and unencumbered Cash or Cash Equivalents and (ii) funds available to Guarantor through an undisbursed (in whole or in part), committed (without conditions other than for customary ministerial requirements, such as notices of drawing) line of credit to Guarantor from a banking or other financial institution reasonably acceptable to Agent that shall not expire or mature prior to, and shall otherwise be available to Guarantor through, the next succeeding date on which Guarantor’s Required Liquidity and Required Net Worth are required to be tested.
(c)“Required Liquidity” shall mean Liquidity tested on a date which is forty-five (45) days after the end of each Calendar Half equal to Fifty Million Dollars ($50,000,000); provided, that for so long as KBS Debt Holdings, LLC (as distinguished from any successor and/or assign of KBS Debt Holdings, LLC or any other Person) is Guarantor hereunder, such Liquidity shall be equal to Fifteen Million Dollars ($15,000,000).
(d)“Required Net Worth” shall mean Tangible Net Worth tested on a date which is forty-five (45) days after the end of each Calendar Half equal to Five Hundred Million Dollars ($500,000,000); provided, that for so long as KBS Debt Holdings, LLC (as distinguished from any successor and/or assign of KBS Debt Holdings, LLC or any other Person) is Guarantor hereunder, such Tangible Net Worth shall be equal to Two Hundred Fifty Million Dollars ($250,000,000).
(e)“Tangible Net Worth” means, as of any date, (i) the aggregate amount of (y) all assets of Guarantor which would be reflected on a balance sheet or personal financial statements, plus (z) accumulated depreciation (but excluding therefrom (A) capitalized interest, debt discount and expense, goodwill, patents, trademarks, service marks, tradenames, copyrights, franchises, licenses, amounts due from Affiliates and any other items which would be treated as intangibles under GAAP, (B) write-ups in book value of any asset and (C) any amount, however designated on the balance sheet, representing the excess of the purchase price paid for assets or stock acquired over the value assigned thereto on the books of Guarantor), less (ii) the aggregate amount of all liabilities of Guarantor, including contingent liabilities, which would be reflected on a balance sheet, in each case prepared in accordance with GAAP.

Section 7.Representations and Warranties. Guarantor represents and warrants to Agent and Lenders (which representations and warranties shall be given as of the date hereof and shall survive the execution and delivery of this Agreement) that:
(a)Guarantor is duly organized, validly existing and in good standing under the laws of the state or country first written above and is duly qualified to do business in each jurisdiction where such qualification is necessary to carry on its business. Guarantor has all necessary power and authority to own its properties and to conduct its business as presently conducted or proposed to be conducted. Guarantor has all necessary power and authority to enter into and perform its obligations under this Agreement.
(b)This Agreement has been duly executed and delivered, and all necessary actions have been taken to authorize Guarantor to perform its obligations hereunder.
(c)This Agreement constitutes the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, subject only to applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditor’s rights.
(d)The consummation of the transactions herein contemplated, the execution and delivery of this Agreement, and the performance by Guarantor of its obligations hereunder, do not and will not (i) violate any Legal Requirement, (ii) result in a breach of any of the terms, conditions or provisions of, or constitute a default under any mortgage, deed of trust, indenture, agreement, permit, franchise, license, note or instrument to which Guarantor is a party or by which Guarantor or any of the Collateral bound, (iii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the Collateral (except as contemplated by this Agreement and by the other Loan Documents), or (iv) violate any provision of Guarantor’s organizational documents. Guarantor is not in default with respect to any Legal Requirement relating to its formation or organization.
(e)All consents, approvals, authorizations or orders of any Person, court or Governmental Authority or any third party that are required in connection with the execution and delivery by Guarantor of this Agreement or to consummate the transactions contemplated hereby have been obtained and are in full force and effect. Guarantor is not in default with respect to any law, statute, rule, regulation, judgment, license, permit, order, writ injunction or decree of any court or Governmental Authority applicable to Guarantor.
(f)There are no actions, suits, or proceedings at law or in equity, pending or, to Guarantor’s knowledge, threatened, before or by any Governmental Authority or other Person against or affecting Guarantor, which, if determined adversely, has had or would reasonably be expected to have a Material Adverse Effect. To Guarantor’s knowledge, there are no actions, suits or proceedings at law or in equity, pending or threatened, before any Governmental Authority or other Person against or affecting, the Collateral or any party thereof, which, if determined adversely, has had or would reasonably be expected to have a Material Adverse Effect.
(g)To Guarantor’s knowledge, all statements of financial condition and related schedules of Guarantor, if any, heretofore delivered to Agent are true, correct and complete in all material respects, fairly present the financial conditions of the subjects thereof as of the respective dates thereof and have been prepared in accordance with GAAP (except as may be disclosed therein). To Guarantor’s knowledge, the aforesaid statements of financial condition and related schedules reflect all direct and contingent liabilities of Guarantor as of the date thereof. To Guarantor’s knowledge, neither the aforesaid statements of financial condition and related schedules nor any certificate, statement, document or information furnished in writing to Agent, Agent’s Counsel or to any other Person at the request of Agent by or on behalf of either Guarantor in connection with or related to the transactions contemplated hereby, nor any representation nor warranty in this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading in any material respect. Guarantor is not the subject of, or has ever been the subject of, any bankruptcy, insolvency, debt relief, reorganization, liquidation, receivership or similar proceeding, or any proceeding seeking the appointment of a conservator, custodian, trustee or similar person or a readjustment of debt or marshalling of assets and liabilities and, to Guarantor’s knowledge, no such proceeding is threatened or imminent. Both before and immediately after entering into each of the Loan Documents to which they are a party, Guarantor is able to pay its debts and other obligations when due and has a positive net worth.
(h)Guarantor does not have any offsets, defenses, rights of recoupment, claims or counterclaims of any nature with respect to the Existing Loan Agreement, Original Recourse Liability Agreement, this Agreement, the Loan Documents and/or any act or omission of any nature whatsoever which relates to, arises out of or in connection with (directly or indirectly) any of the foregoing, and Guarantor hereby waives any and all such offsets, defenses, rights of recoupment, claims or counterclaims, if any, of Guarantor.
(i)To Guarantor’s knowledge, there is no material fact pertaining to Guarantor, the Premises or the other Collateral that Guarantor has not disclosed to Agent prior to the date hereof that would reasonably be expected to have a Material Adverse Effect.
Section 8.Liability Not Limited. Guarantor’s liability hereunder shall not be subject to, limited by or affected in any way by any nonrecourse provisions or provisions limiting liability contained in the Loan Agreement, the Note, any Mortgage or any other Loan Document. Guarantor agrees that the indemnities made in Sections 1 and 2 hereof and given in this Agreement are separate and distinct from, independent of and in addition to Borrower’s undertakings under the Note, the Mortgages and the other Loan Documents. Guarantor agrees that a separate action may be brought to enforce the provisions of this Agreement which shall in no way be deemed to be an action on the Note, the Loan Agreement or any other Loan Document. Guarantor hereby waives the defenses of laches and any applicable statute of limitations.
Section 9.Unconditional Character of Obligations.
(a)Obligations. The obligations of Guarantor hereunder shall be absolute and unconditional, irrespective of the validity, regularity or enforceability, in whole or in part, of the Note, the Loan Agreement, the Mortgages or the other Loan Documents or any provision thereof, or the absence of any action to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against Borrower or any other Person or any action to enforce the same, any failure or delay in the enforcement of the obligations of Borrower, Guarantor or any other Person under any Loan Document, or any setoff, counterclaim, recoupment, limitation or termination, and irrespective of any other circumstances which might otherwise limit recourse against Guarantor by Agent or constitute a legal or equitable discharge or defense of a guarantor or surety. Agent may enforce the obligations of Guarantor hereunder by a proceeding at law, in equity or otherwise, independent of any foreclosure or similar proceeding or any deficiency action against Borrower or any other Person at any time, and either before or after an action against the Collateral or any part thereof, Borrower or any other Person. Guarantor waives diligence, filing of claims with any court, any proceeding to enforce any provision of the Note, the Loan Agreement, the Mortgages or any other Loan Documents against Borrower or any other Person, any right to require a proceeding first against Borrower or any other Person (or, if Guarantor consists of more than one Person, to proceed against the Persons constituting Guarantor in any particular order), or to exhaust any security (including the Collateral) for the performance of the obligations of Borrower or any other Person, or to cause a marshalling of Borrower’s assets, and any protest, presentment, notice of default or other notice or demand whatsoever.
(b)Agreement and Collateral. Without limiting the generality of the provisions of Section 9(a) hereof and except as otherwise limited by applicable law, the obligations of Guarantor under this Agreement, and the rights of Agent to enforce the same by proceedings, whether by action at law, suit in equity or otherwise, shall not be in any way affected by any of the following:
(i)any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, receivership, conservatorship, winding up or other similar proceeding involving or affecting Borrower, Guarantor or any other Person or the Collateral or any part thereof, including any automatic stay granted pursuant to any provision of a bankruptcy or similar law;
(ii)any failure by Agent, any Lender or any other Person, whether or not without fault on its part, to perform or comply with any of the terms of the Loan Agreement, or any other Loan Documents or any document or instrument relating thereto;
(iii)the sale, transfer or conveyance of the Collateral or any interest therein to any Person, whether now or hereafter having or acquiring an interest in the Collateral or any interest therein and whether or not pursuant to any foreclosure, trustee sale or similar proceeding against Borrower or the Collateral or any part thereof;
(iv)the conveyance to Agent, any Lender, any Affiliate of Agent or any Lender or Agent’s or any Lender’s nominee of the Collateral or any interest therein by a deed in lieu of foreclosure;
(v)subject to Section 3 hereof, the release of Borrower, Guarantor, Original Guarantor or any other Person from the performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Loan Documents by operation of law or otherwise;

(vi)the release in whole or in part of the Collateral;
(vii)any failure by Agent to record, register or file any Mortgage, any UCC financing statements or other security document or to otherwise perfect, protect, secure or insure any security interest or lien given as security for the Obligations;
(viii)any recovery from Guarantor or any other obligor of any of the Obligations, which recovery is obtained under this Agreement or any other guaranty or indemnity executed in connection with the Loan (provided that in no event shall Guarantor be liable hereunder for any Obligations which have already been satisfied by Borrower or another Person); or
(ix)any accuracy or inaccuracy of any representations or warranties made by Borrower, Guarantor or any other Person in any of the Loan Documents.
(c)Waiver. Guarantor hereby expressly and irrevocably waives all defenses in an action brought by Agent to enforce this Agreement based on claims of waiver, release, surrender, alteration or compromise and all setoffs, reductions, or impairments, whether arising hereunder or otherwise.
(d)Agent’s and Lenders’ Ability to Act. Agent and Lenders may deal with Borrower, Affiliates of Borrower and the Collateral in the same manner and as freely as if this Agreement did not exist and shall be entitled, among other things, to grant Borrower or any other Person such extension or extensions of time to perform any act or acts as may be deemed advisable by Agent, at any time and from time to time, without terminating, affecting or impairing the validity of this Agreement or the obligations of Guarantor hereunder.
(e)Changes to Loan Documents and Other Documents. No compromise, alteration, amendment, modification, extension, renewal, release or other change of, or waiver, consent, delay, omission, failure to act or other action with respect to, any liability or obligation under or with respect to, or of any of the terms, covenants or conditions of, the Note, the Loan Agreement, any Mortgage or the other Loan Documents shall in any way alter, impair or affect any of the obligations of Guarantor hereunder.
(f)Agent’s Remedies. Agent may proceed to protect and enforce any or all of its rights under this Agreement by suit in equity or action at law against Guarantor, whether for the specific performance of any covenants or agreements contained in this Agreement or otherwise, or to take any action authorized or permitted under applicable law, and shall be entitled to require and enforce the performance of all acts and things required to be performed hereunder by Guarantor. All rights, remedies, powers and privileges conferred by the other Loan Documents are cumulative of all other rights, remedies, powers and privileges herein or by law or in equity provided, or provided in any other Loan Document, and shall not be deemed to deprive Agent of any such other legal or equitable rights, remedies, powers and privileges to enforce the conditions, covenants and terms of this Agreement or the other Loan Documents by judicial proceedings or otherwise, and the employment of any rights, remedies, powers and privileges hereunder or otherwise, shall not prevent the concurrent or subsequent employment of any other appropriate rights, remedies, powers and privileges.

(g)Actions. At the option of Agent, Guarantor may be joined in any action or proceeding commenced by Agent against Borrower in connection with or based upon the Note, the Loan Agreement, the Mortgage or any other Loan Documents and recovery may be had against Guarantor in such action or proceeding or in any independent action or proceeding against Guarantor to the extent of Guarantor’s liability hereunder, without any requirement that Agent first assert, prosecute or exhaust any remedy or claim against Borrower or any other Person, or any security for the obligations of Borrower or any other Person. Any demand by Agent for payments, or performance of the obligations under, this Agreement upon Guarantor shall not be and shall not be construed to be a release or waiver by Agent of any other obligor with respect to such payment or obligation.
(h)Continuance or Reinstatement of Agreement. Notwithstanding anything to the contrary contained in this Agreement, Guarantor agrees that this Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment is made by Guarantor to Agent or any Lender and such payment is rescinded or must otherwise be returned by Agent or such Lender upon insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, receivership, conservatorship, winding up or other similar proceeding involving or affecting Guarantor, all as though such payment had not been made. Agent may, but shall not be required to, litigate or otherwise dispute such rescission or its obligation to make such repayments.
(i)Payments to Guarantor; Subrogation. In the event that Guarantor shall advance or become obligated to pay any sums under this Agreement, or in the event that for any reason whatsoever Borrower or any subsequent owner of the Collateral or any part thereof is now, or shall hereafter become, indebted to Guarantor, Guarantor agrees that (i) the amount of such sums and of such indebtedness and all interest thereon shall at all times be subordinate as to lien, the time of payment and in all other respects to all Obligations, including principal and interest and other amounts, at any time owed to Agent and/or Lenders under the Loan Documents, and (ii) Guarantor shall not be entitled to enforce or receive payment thereof until the actual and irrevocable receipt by Agent of payment in full of all Obligations. Nothing herein contained is intended or shall be construed to give Guarantor any right of subrogation in or under the Loan Documents or any right to participate in any way therein, or in the right, title or interest of Agent or any Lender in or to the Collateral, notwithstanding any payments made by Guarantor under this Agreement, all such rights of subrogation and participation, if any, being hereby expressly postponed until the actual and irrevocable receipt by Agent of payment in full of all Obligations. If any amount shall be paid to Guarantor by reason of the payment of sums by Guarantor under this Agreement at any time when any such sums due and owing to Agent and/or Lenders shall not have been fully paid, such amount shall be paid by Guarantor to Agent for credit and application against such sums due and owing to Agent and/or Lenders.
(j)Effect of Foreclosure, Exercise of Remedies. Guarantor’s obligations hereunder shall continue notwithstanding a foreclosure, deed in lieu of foreclosure or similar proceeding or transaction involving the Mortgaged Property or any part thereof or other exercise by Agent of the other remedies under the Loan Documents, at law or in equity.
Section 10.    Intentionally Omitted.

Section 11.    Rights of Agent. Unless expressly provided to the contrary in any particular instance, with respect to any and all rights of Agent to (a) give or withhold any consent, approval or other authorization requested by Guarantor with respect to this Agreement, (b) make any election or exercise any option granted herein, (c) make any decision, judgment or determination with respect hereto, (d) modify or amend this Agreement or waive any obligation of Guarantor hereunder or grant any extension of time for performance of the same or (e) take or omit to take any other action of any kind whatsoever, Agent shall, to the maximum extent permitted by law, have the right, and Guarantor expressly acknowledges Agent’s right, in each instance, to make or give the same or take such action or to omit to take such action, as the case may be, in its sole and absolute discretion.
Section 12.    Further Assurances. Guarantor promptly shall make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, instruments, additional agreements, undertakings, conveyances, deeds of trust, mortgages, transfers, assignments, financing statements or other assurances, and take all such other action, as Agent may, from time to time, reasonably determine to be necessary or proper in connection with this Agreement or any of the other Loan Documents, the obligations of Guarantor hereunder or thereunder, or for better assuring and confirming unto Agent and Lenders the full benefits and rights granted or purported to be granted by this Agreement or the other Loan Documents; provided that none of the foregoing shall increase the obligations or liabilities of Guarantor or any of its respective Affiliates hereunder or under the other Loan Documents in excess of the obligations or liabilities intended to be provided herein or in the other Loan Documents or decrease such Person’s rights hereunder or under the other Loan Documents to less than what they were prior to the execution of such documents, instruments or agreements.
Section 13.    Amendment, Waivers, Consents and Approvals. No failure or delay of Agent in exercising any power or right hereunder or to demand payment for any sums due pursuant to this Agreement or any other Loan Document, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No waiver of any provision of this Agreement or in any of the other Loan Documents or consent to any departure by Guarantor or any other Person therefrom shall in any event be effective unless signed in writing by Agent, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Consents, approvals and waivers granted by Agent for any matters covered under this Agreement or any Loan Document shall not be effective unless signed in writing by Agent, and such consents, approvals and waivers shall be narrowly construed to cover only the parties and facts identified in any such consent, approval or waiver. No notice or demand on Guarantor or any other Person in any case shall entitle Guarantor or such Person to any other or further notice or demand in similar or other circumstances. Unless expressly provided to the contrary, any consents, approvals or waivers of Agent or Lenders pursuant to this Agreement or any other Loan Documents shall be granted or withheld in Agent’s or Lenders’ sole discretion, as the case may be. No amendment, modification or termination of any provision of this Agreement shall be effective unless in writing and signed by Guarantor and Agent.

Section 14.    Binding Effect. Except where expressly stated otherwise in the proviso in Section 6(c) and (d) hereof, this Agreement shall be binding upon Guarantor and its heirs, legatees, personal representatives, successors and assigns, and shall inure to the benefit of and shall be enforceable by Agent, Lenders and their respective successors and assigns.
Section 15.    Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed an original, and all of which when taken together shall be one and the same Agreement. Signatures to this Agreement executed and transmitted by facsimile (or by copies of physically signed documents exchanged via email attachments in PDF format or equivalent) shall be valid and effective to bind the party so signing and in the event of such transmission each party agrees to deliver promptly an executed original of this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own facsimile or electronically transmitted signature and shall accept the facsimile or electronically transmitted signature of the other party to this Agreement.
Section 16.    Notices. Any notice, demand, request, consent, approval or other communication, which any party hereto may be required or may desire to give hereunder, shall be made in accordance with Section 12.12 of the Loan Agreement to the party to whom notice is being given, in any of the foregoing cases, at the address set forth below:

Agent:	PB Capital Corporation 230 Park Avenue, 19th Floor New York, New York 10169 Attention: Real Estate Portfolio Management
with a copy to:

Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Attention: Warren J. Bernstein, Esq.

Guarantor:	First States Investors 3300 B, L.P.
c/o KBS Capital Advisors LLC
620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
Attention: Keith Hall and David Snyder

with a copy similarly delivered to:

with copies to:

Greenberg Traurig, LLP
3161 Michelson Drive, Suite 1000
Irvine, California 92612
Attention: L. Bruce Fischer

Any party may change its address for purposes of this Agreement by giving notice of such change to the other parties pursuant to this Section 16. All such notices, certificates, demands, requests, approvals, waivers and other communications given pursuant to this Section 16 shall be effective when received or refused at the address specified as aforesaid.
Section 17.    Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect in a particular jurisdiction or as to particular Persons or circumstances, the validity, legality and enforceability of the remaining provisions contained herein (or the effectiveness of the invalid, illegal or unenforceable provision in a different jurisdiction or as to different Persons or circumstances) shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 18.    Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof.
Section 19.    Governing Law; Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury. This Agreement shall be governed by, and construed in accordance with, the substantive and procedural laws of the State of New York. Guarantor irrevocably (a) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement, the Note or the other Loan Documents may be brought in (i) the courts of the United States of America located in the Southern District of New York or the District where any Property is located or (ii) in the state courts of the State and County of New York or the state courts of the State and County where any Property is located, (b) consents to the jurisdiction of each such court in any such suit, action or proceeding and (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Guarantor irrevocably consents to the service of any and all process in any such suit, action or proceeding by service of copies of such process to Guarantor at its address provided in Section 16 hereof, as the same may be changed pursuant to Section 16 hereof. Nothing in this Section 19, however, shall affect the right of Agent to serve legal process in any other manner permitted by law or affect the right of Agent to bring any suit, action or proceeding against Guarantor or its property in the courts of any other jurisdiction. EACH OF GUARANTOR AND LENDER (BY ITS ACCEPTANCE OF THIS AGREEMENT) HEREBY WAIVES, AND AGENT, BY ACCEPTANCE OF THIS AGREEMENT HEREBY WAIVES, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.
Section 20.    Definitional Provisions. For purposes of this Agreement, (a) defined terms used in the singular shall import the plural and vice-versa; (b) the words “hereof,” “herein,” “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) the words “include” and “including” wherever used in this Agreement shall be deemed to be followed by the words “without limitation” and (d) all of the agreements or instruments referred to in this

Agreement shall mean such agreements or instruments as the same may, from time to time, be modified, supplemented or amended, or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms and conditions thereof and of this Agreement and the other Loan Documents.
Section 21.    No Other Party Beneficiary. This Agreement is for the sole benefit of Agent, Lenders and their successors and assigns, and is not for the benefit of any other party. Nothing contained in this Agreement shall be deemed to confer upon anyone other than Agent, Lenders and their successors and assigns any right to insist upon or to enforce the performance or observance of any of the obligations contained herein.
Section 22.    Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter contained in this Agreement.
Section 23.Reservation of Rights against Original Guarantor. Nothing in this Agreement shall be construed as a waiver on the part of Agent or Lenders of any Defaults, Events of Defaults, Recourse Liability Events and/or Full Recourse Events of Original Guarantor, and Agent and Lenders reserve all rights and remedies against Original Guarantor arising under the Original Recourse Liability Agreement. Notwithstanding anything to the contrary contained herein, in the event that Agent elects to pursue any rights and/or remedies against Original Guarantor, any recovery or amounts realized by Agent shall accrue solely to Agent and Lenders and shall not be applied or credited against the Loan or the Obligations or reduce, modify or otherwise affect any obligations of Borrower and/or Guarantor to Agent and Lenders; provided, that in the event Agent pursues any such rights and/or remedies against Original Guarantor and obtains any recovery in relation thereto, Agent shall not pursue any related rights and/or remedies against Guarantor in order to obtain the same recovery.
Section 24.Limitation on Liability. Notwithstanding anything to the contrary contained in the Loan Documents, recourse against Guarantor under this Agreement is limited solely to Guarantor and (a) no member of Guarantor, (b) no Person owning, directly or indirectly, any legal or beneficial interest in a member in Guarantor, (c) no member, manager, principal, officer, controlling person, beneficiary, trustee, real estate investment advisor, or other similar fiduciary, shareholder, employee, agent, affiliate or director of any Person described in the foregoing clauses (a) and (b), and (d) none of the respective successors and assigns of the Persons referred to in the foregoing clauses (a) through (c), shall have any personal or other liability for the payment or performance of any of the obligations or otherwise under this Agreement.
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IN WITNESS WHEREOF, Guarantor has executed this instrument the day and year first above written.
GUARANTOR:
KBS DEBT HOLDINGS, LLC,
a Delaware limited liability company

By:	KBS Limited Partnership, a
Delaware limited partnership, its manager

By:	KBS Real Estate Investment Trust, Inc.,
a Maryland corporation, its sole general
partner

By:	/s/ David E. Snyder
Name: David Snyder
Title: Chief Financial Officer